April 5, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Cornerstone Core Properties REIT, Inc.’s Form 8-K dated April 1, 2013, and have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2.  We were informed of our dismissal on April 1, 2013; we otherwise have no basis on which to agree or disagree with the statements made in the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Costa Mesa, California